                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

                                                                Years Ended
                                                                December 31,
                                                               ----------------
                                                               1998  1997  1996
                                                               ----  ----  ----
Net Income.................................................... $ 85  $ 82  $ 85
Add:
  Interest expense............................................  143    98    72
  Amortization of capitalized debt expense....................    2     1     2
  Income tax expense and other taxes on income................   46    40    45
  Extraordinary loss..........................................  --    --      3
                                                               ----  ----  ----
    Earnings as defined....................................... $276  $221  $207
                                                               ====  ====  ====
Interest expense.............................................. $143  $ 98  $ 72
Amortization of capitalized debt expense......................    2     1     2
                                                               ----  ----  ----
    Fixed charges as defined.................................. $145  $ 99  $ 74
                                                               ====  ====  ====
Ratio of earnings to fixed charges............................ 1.90x 2.23x 2.80x
                                                               ====  ====  ====

                                       35